News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACTS: Keith Price

330-796-1863

Ed Markey

330-796-8801

ANALYST CONTACT: Pat Stobb

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear’s Innovative USW Contract
Improves Efficiency, Cuts Costs

•	4-year labor contract achieves company’s objectives

•	Agreement drives productivity, wage and benefit savings, flexibility

•	$555 million in savings expected before potential profit sharing impact

•	Defined benefit pension plan eliminated for new hires

AKRON, Ohio, September 29, 2009 – The Goodyear Tire & Rubber Company said today that the four-year master labor contract ratified by members of the United Steelworkers union on September 18 achieves the company’s objectives and will help it to realize profitable growth by producing tires in North America.

The new contract enhances the competitiveness of Goodyear’s USW-represented tire plants through improvements in productivity, wage and benefit savings and added flexibility. These changes are expected to provide Goodyear with cost savings of approximately $215 million over the term of the contract. Combined with savings realized through pre-bargain agreements to reduce staffing levels at five plants, the company expects to realize $555 million in total savings over the term of the agreements.

“Although we have achieved significant cost savings, the new realities of our industry require that this agreement do more than simply hit a cost-cutting number,” said Richard J. Kramer, Goodyear’s chief operating officer and president, North American Tire.

“This innovative agreement can truly change the way we run these factories. We can improve our efficiency, flexibility and competitiveness in both the near-term and long-term, driving working capital improvements and allowing us to be more responsive to the needs of our customers.

Kramer said the 2009 agreements build on significant changes made in the 2003 and 2006 contracts and address the core issues impacting the competitiveness of the North American Tire business. Key elements include:

•	Increased productivity that allows changes in how Goodyear’s plants are run.

•	Added ability to update and maintain competitive work standards,

•	Clarified expectations for individual performance and accountability,

•	Expanded ability to execute vacation shutdowns to meet customer needs and

•	Created ability for production workers to perform minor maintenance work.

•	Wage and benefit savings that lower Goodyear’s overall cost structure.

•	Eliminated wage grandfathering for voluntary job changes,

•	Standardized and minimized job posting procedures,

•	Increased medical benefit cost sharing to offset inflation,

•	No general wage increase, modest increase for post-2006 new hires and

•	Eliminated defined benefit pension plan for substantially all post-October 2006 hires and all post-August 2009 hires, replaced with defined contribution plan.

•	Increased flexibility so Goodyear can respond to changes in market conditions.

•	Increased staffing flexibility at five plants,

•	Unprotected status for Union City, Tenn. plant,

•	Created ability to use buyouts to respond to unexpected market downturns and

•	Enabled outsourcing of certain equipment maintenance positions.

The company agreed to make enhancements to a profit sharing plan that includes a cumulative cap of $175 million over five years and to increase the defined benefit pension multiplier for eligible associates. The contract also provides for Goodyear to invest $600 million over the next four years in its USW facilities to make them more efficient and productive. Additionally, it provides continued job security for six of the company’s USW-represented manufacturing plants.

The seven plants covered by the master agreement are in: Akron, Ohio; Buffalo, N.Y.; Danville, Va.; Fayetteville, N.C.; Gadsden, Ala.; Topeka, Kan.; and Union City, Tenn.

Goodyear will hold an investor conference call to discuss details of the contract at 2 p.m. today. Prior to the call, the company will post the information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Robert J. Keegan, chairman and chief executive officer; Richard J. Kramer, chief operating officer and president, North American Tire; and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 1:55 p.m. A taped replay will be available later in the day by calling (706) 634-4556. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs nearly 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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